Exhibit 99.1
CNX Gas Reports First Quarter 2007 Results
Initial Results of Project Nittany are Confirming Expectations
Pittsburgh, PA (April 25, 2007) — CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended March 31, 2007 of $33.0 million, or $0.22 per diluted share. This is a decrease of 28% when compared with net income of $45.9 million, or $0.30 per diluted share, for the quarter ended March 31, 2006. Production was 14.3 billion cubic feet (Bcf), or 158.9 million cubic feet (MMcf) per day, for the quarter ended March 31, 2007, an increase of 5% from the 13.6 Bcf, or 151.5 MMcf per day, for the quarter ended March 31, 2006.
Net income in the March 2007 quarter was lower than the March 2006 quarter because of a combination of lower unit sales prices and higher unit costs. This compression in unit margins offset the benefit from record daily production in the March 2007 quarter. When compared to the December 2006 quarter, however, margins in the March 2007 quarter expanded as unit costs declined more than prices.
Nicholas J. DeIuliis, president and chief executive officer, said, “From a strategic perspective, we’ve taken important steps to create additional long term value for our shareholders. The emerging Nittany play, which we discuss in more detail below, is looking good. The agreement we announced last week with Massey Energy provides us with more opportunity in Mountaineer. We continue to look for other partnering opportunities.”
Mr. DeIuliis continued, “At the tactical level, our quarterly financial results were adversely affected by two items: production and administrative consulting costs. Company production for the quarter, though setting another average daily record, was 0.6 Bcf below our expectations. The administrative consulting costs were related to legal fees and our ongoing software platform conversion.”
Mountaineer volumes were approximately 0.5 Bcf below expectations due to longer than expected de-watering times at new wells and extended outages at a portion of its Pine Bank processing plant. Pine Bank is currently being upgraded to more efficiently process additional volumes.
Volumes at Virginia Operations were about 0.1 Bcf below expectations. Production from frac and active gob wells was higher than expected, but more than offset by the temporary loss of 2 MMcf per day of gas from certain sealed mine areas. CONSOL Energy (NYSE: CNX), in order to improve mine safety, is strengthening the seals at its Buchanan Mine. Construction is estimated to be completed around December 1, at which time CNX Gas will be able to resume production of this shut-in gas.
While administrative expenses declined from the fourth quarter of 2006, higher than normal litigation costs prevented greater reductions of administrative costs quarter to quarter. The litigation costs related primarily to two matters: the CDX patent litigation, where summary judgment motions were filed in the quarter, and litigation involving GeoMet in southwest Virginia. In the GeoMet litigation, the Circuit Court for Buchanan County, Virginia, granted CNX Gas’ motion for summary judgment against GeoMet Operating Company, Inc., an affiliate of GeoMet, Inc., holding from the bench that CNX Gas has exclusive rights to construct and operate pipelines on property that CNX Gas leases in southwest Virginia and prohibiting GeoMet from owning, operating, or maintaining its pipeline on the property. The court granted a stay of its order, pending GeoMet’s appeal of the decision to the Virginia Supreme Court. The Circuit Court has not yet entered its formal order in the case and the ultimate outcome of this litigation cannot be predicted.

TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Quarter-To-Quarter

	Quarter Ended	Quarter Ended
	March 31, 2007	March 31, 2006
Total Revenue and Other Income	$115.1	$148.2
Net Income	$33.0	$45.9
Earnings per Share — Diluted	$0.22	$0.30
Net Cash from Operating Activities	$73.1	$85.3
EBITDA	$65.1	$83.5
EBIT	$53.0	$74.6
Total Period Production (Bcf)	14.3	13.6
Average Daily Production (MMcf)	158.9	151.5
Capital Expenditures	$57.5	$40.2
Financial results are in millions of dollars except per share amounts. Production results are net of royalties. In 2006, a change in the accounting for purchased gas has reduced Total Revenue and Other Income, along with a corresponding reduction in purchased gas expense. This change has no effect on Net Income.
A unit price and cost comparison is shown in Table 2. The average price realized for the company’s gas production, including the effects of hedging, was $7.05 per Mcf for the quarter ended March 31, 2007, or 8% lower than the $7.63 per Mcf received for the quarter ended March 31, 2006. Fully loaded unit costs for company production, exclusive of royalties, were $3.40 per Mcf in the just-ended quarter, or 25% higher than the $2.73 per Mcf for the quarter ended March 31, 2006. As a result, pre-tax unit margins for company production were $3.65 in the March 31, 2007 quarter, a decrease of 26% from $4.90 in the March 31, 2006 quarter.
Lifting costs were lower quarter-on-quarter, reflecting continued cost management efforts and benefits from increased production. Although administration costs for the March 2007 quarter were higher than the March 2006 quarter, they showed improvement from the December 2006 quarter.
TABLE 2
PRICE AND COST DATA PER NET MCF — Quarter-To-Quarter

	Quarter Ended	Quarter Ended
Per Mcf	March 31, 2007	March 31, 2006
Average Sales Price	$7.05	$7.63
Costs — Production
Lifting	$0.37	$0.38
Production Taxes	$0.22	$0.26
DD&A	$0.53	$0.42

Total Production Costs	$1.12	$1.06

Costs — Gathering
Operating Costs*	$0.80	$0.68
Transportation	$0.14	$0.19
DD&A	$0.32	$0.24

Total Gathering Costs	$1.26	$1.11

Total Operating Costs	$2.38	$2.17

Administration	$0.96	$0.54
Other Non Operating	$0.06	$0.02

Total Costs	$3.40	$2.73

Margin	$3.65	$4.90

All items include amounts attributable to equity in affiliates.
*Per unit calculation includes both company-produced and third-party volumes.

Operations Update
During the first quarter, CNX Gas employees worked another quarter without incurring a lost time accident.
Also during the quarter, CNX Gas drilled 58 wells in its Virginia Operations in Central Appalachia and 10 wells in its Mountaineer play in Northern Appalachia. These figures are exclusive of gob wells.
In Nittany, the company’s exploratory coalbed methane play in central Pennsylvania, two vertical test wells have been drilled. The lower two zones in both wells has been fraced. The gas has been tested and found to be of pipeline quality, with a Btu content slightly in excess of 1,000 per cubic foot and a CO2 content of less than 1.2%. Flow rates are “confirming our expectations,” according to Richard L. Toothman, Vice President — Engineering and Technical Services, “and drilling costs have been lower than we projected in our 3P study last year.” Forty-two drill sites at Nittany have already been acquired.
“Based on these results,” commented Mr. DeIuliis, “I have directed Randall M. Albert, Vice President — Emerging Business Units, and Joseph Fink, Nittany Project Manager, to implement the infrastructure construction plans for Nittany. We will also be filing for the drilling permits for the remaining eight wells in our original 2007 program.”
In Cardinal, CNX Gas’ New Albany shale play in western Kentucky, three vertical wells are drilled to total depth of approximately 4,000 feet and fraced. CNX Gas has been taking sidewall core samples into the shale formation within the expected 300-foot pay zone. These samples are now being analyzed. CNX Gas expects to announce preliminary results from Cardinal at the end of the third quarter.
Financial Update
The company ended the quarter with cash-on-hand of $121.3 million, up $14.2 million from December 31, 2006. Capital expenditures were $57.5 million during the first quarter. Return on capital employed was 14.9% on an annualized after-tax basis.
CNX Gas has outstanding letters of credit of $16.9 million, but otherwise has no drawn amounts on its $200 million credit facility.
Hedging
CNX Gas locked in additional volumes through April as forward gas prices strengthened. A schedule of the company’s current hedge position appears in the guidance table.
Guidance
CNX Gas is maintaining its 2007 production guidance at 64 Bcf, despite the company being 0.6 Bcf short of the first quarter internal production estimate. If existing conditions continue, total 2007 production could be as much as 2.5 Bcf below the current guidance. Recently, the company has seen improvement at its Pine Bank processing plant in Mountaineer, and with a scheduled upgrade in May, CNX Gas may see a further increase in availability. The company also believes that follow-on wells in these new areas of Mountaineer may not require abnormal de-watering times. There could also be other opportunities to make up any shortfall, including some possible production from Nittany.
Production in 2008 could be positively impacted by the extended de-watering of wells in Mountaineer. This is because wells decline the longer they produce, so that delayed wells will not be as far down their decline curves in 2008 as originally thought.

In 2007, the company continues to expect to drill 278 wells in its Virginia Operations, 57 in Mountaineer, eight in Nittany, and three in Cardinal, for a total of 346 in its four major active areas. Another 55 wells are expected to be drilled in other areas, for an expected company total of 401.
TABLE 3
GUIDANCE — Three-Year

	2007	2008	2009

Total Yearly Production (Bcf)	64	73	84

Production Growth	14%	16%	15%

Volumes Hedged (Bcf)	17.4	18.9	2.8

Average Hedge Price ($/Mcf)	$7.96	$8.08	$8.72

Capital Expenditures ($MM)	$312	N/A	N/A
CNX Gas will host a conference call today at 10:00 a.m. Eastern time to discuss the company’s first quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the Russell 3000® Index and the Russell Midcap® Index. In October 2006, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 200-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter	Quarter
	Ended	Ended
	March 31, 2007	March 31, 2006

Net Income	$32,996	$45,876
Add: Interest Expense	1,219	7
Less: Interest Income	1,436	370
Add: Income Taxes	20,242	29,061

Earnings Before Interest & Taxes (EBIT)	53,021	74,574
Add: Depreciation, Depletion, & Amortization	12,098	8,904

EBITDA	$65,119	$83,478

CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

		As of
	As of	December 31,
Capital Employed	March 31, 2007	2006

Total assets	$1,202,119	$1,155,001
Less liabilities:
Total current liabilities	(67,321)	(56,912)
Total long-term liabilities (other than indebtedness)	(232,515)	(217,874)
Less long-term debt (capital lease obligation)	63,222	63,897

Total Capital Employed	$965,505	$944,112

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the March 2007 quarter. In order to annualize the result on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power.

Quarter Ended
March 31,
Return on Capital Employed	2007

Net Income	$32,996
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(756)

Total financing costs	(756)

Earnings excluding financing costs	$33,752
Average capital employed	$954,799
Return on average capital employed	3.5%
Return on average capital employed — annualized	14.9%
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended
	March 31,
	2007	2006
Revenue and Other Income:
Outside Sales	$98,070	$101,793
Related Party Sales	2,191	1,630
Royalty Interest Gas Sales	12,182	15,807
Purchased Gas Sales	1,159	22,352
Other Income	1,530	6,641

Total Revenue and Other Income	115,132	148,223
Costs and Expenses:
Lifting Costs	8,266	8,575
Gathering and Compression Costs	14,468	12,550
Royalty Interest Gas Costs	10,665	13,416
Purchased Gas Costs	1,019	22,765
Other	438	(236)
General and Administrative	13,721	7,305
Depreciation, Depletion and Amortization	12,098	8,904
Interest Expense	1,219	7

Total Costs and Expenses	61,894	73,286

Earnings Before Income Taxes	53,238	74,937
Income Taxes	20,242	29,061

Net Income	$32,996	$45,876

Earnings Per Share:
Basic	$0.22	$0.30

Diluted	$0.22	$0.30

Weighted Average Number of Common Shares Outstanding:
Basic	150,864,825	150,833,334

Dilutive	151,068,089	150,931,545